Services Agreement
This Agreement is made by and between Bankers Finance Investment Management Corp., a Virginia corporation having its principal place of business in Arlington, Virginia ("BFIMC"), and GIT Tax-Free Trust, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the "Trust").

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. BFIMC hereby undertakes to provide the Trust with such operational support services as it may require in the conduct of its business, to extent which BFIMC (or any other person), acting as the Trust's investment adviser, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making
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reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to its Plan of Distribution. The Trust hereby engages BFIMC to provide with such services.

2. Scope of Authority. BFIMC shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, BFIMC shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of BFIMC. BFIMC and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others services similar to those to be rendered to the Trust hereunder; and BFIMC or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustee and in accordance with law.

BFIMC agrees that it will not deal with the Trust in any transaction in which BFIMC acts as a principal, except to the extent as may be permitted by the terms of this Agreement.
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4. Compensation to BFIMC.  BFIMC shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust. The Trust shall reimburse to BFIMC monthly all of BFIMC's costs involved in the provision of services to the Trust hereunder, as the term "cost" is more fully described herein.
The "cost" of services provided to the Trust hereunder shall be deemed to include both the relevant direct expenditures by BFIMC (including the cost of goods and services obtained from others) and the related overhead costs, such as depreciation, interest, employee supervision, rent and like cost. Where only a portion of a specific expenditure by BFIMC is related to services provided to the Trust hereunder, then BFIMC may allocate such amount between the Trust and the other activities of BFIMC on a reasonable basis, which may involve the use of assumptions and approximations not subject to precise verification without undue cost, provided that a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust approve the basis upon which such allocations are made. BFIMC may, in its discretion, defer billing to and payment by the Trust of any costs which are reimbursable to it hereunder, and no such deferment shall affect the right of BFIMC to receive reimbursement from the Trust when the cost are billed.

5. Relationship to Investment Adviser. It is understood by the parties hereto that concurrently with the execution of this Agreement, the
Trust has entered into an Investment Advisory Agreement with Bankers Finance Investment Management Corp. in its separate capacity as the investment adviser to the Trust (the "Adviser") pursuant to which the
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Adviser will provide management services to the Trust and
administer its affairs. BFIMC has entered into this Agreement to perform certain services at its cost in consideration of the Trust's employment of it as the Adviser as aforesaid. If at any time the Adviser ceases to act as investment adviser to the Trust under terms substantially those of the Investment Advisory
Agreement or if at any time the Adviser ceases to be a subsidiary owned at least 50% (in terms of voting rights) under common control with BFIMC, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period BFIMC gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges and accepts the relationship between separate capacities of BFIMC hereunder and as the Adviser.

6. Limitation of BFIMC's Liability. BFIMC shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if BFIMC is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days then the Trust may cancel this
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Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by BFIMC; but BFIMC shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. "Causes or events beyond control" shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulations or official policy.

8. Limitation of Trust's Liability. BFIMC acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. BFIMC agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that BFIMC shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series and class of the Trust's shares with respect to which it is to continue in effect, and in either case by either case by the vote of a majority of the
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Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust's shares, by the vote of the majority of the outstanding voting securities of such series or class, or by BFIMC, upon thirty days written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by BFIMC and shall automatically terminate upon any such assignment; except that BFIMC may assign or transfer its interest herein to a wholly-owned subsidiary of BFIMC, or to another entity operated substantially under common control with BFIMC, provided BFIMC represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of BFIMC to obtain goods and services from other persons as described in Section 2 above.

12. Use of Term. The terms "affiliated person," "interested persons," "assignment," and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.
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In Witness Whereof, the parties have caused this Agreement to be signed in their behalf by their respective officers duly authorized and their respective seals to affixed hereto, this 14th day of September, 1982

Bankers Finance Investment Management Corp.
(seal)
by (signature) Bruce Cleveland, President
Attest: (signature) Fredda E. Mays, Secretary
Seal

GIT Tax-Free Trust
(seal)
by (signature) Bruce Cleveland Trustee
by (signature) Robert W. Dudley Trustee
by (signature) Gerald W. Nensel Trustee
by (signature) Michael D. Goth Trustee
by (signature) Thomas S. Kleppe Trustee
Attest: (signature) Thomas C. Miller, Secretary

                     GIT Tax-Free Trust
                   1800 North Kent Street
                 Arlington, Virginia  22209

                             September 23, 1982

Mr. A. Bruce Cleveland
President
Bankers Finance Corporation
1800 North Kent Street
Arlington, Virginia  22209

Dear Mr. Cleveland:

     This letter is written to clarify a point with respect to the Services Agreement ("the Agreement") dated September 14, 1992 between GIT Tax-Free Trust ("the Trust") and Bankers Finance Investment Management Corp. ("BFIMC") under which BFIMC provides the Trust certain recordkeeping services. Rule 31a-3 of the Investment Company Act of 1940 states that any person serving in the capacity outlined in the Services Agreement for a registered investment company must agree that the records it maintains are the property of the Trust and will be surrendered promptly on request. Accordingly, we ask that you sign and return the enclosed copy of this letter, thereby acknowledging that the records BFIMC maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request.
                                   Sincerely,
                                   (signature)
                                   Thomas C. Miller
                                   Executive Vice President

Acknowledged and Accepted:
Bankers Finance Investment Management Corporation
By: (signature) Bruce A. Cleveland
Date: 9/23/82


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